UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 7, 2015
NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Glenlake Parkway
Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (770) 418-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01.	Financial Statement and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 8, 2015, Mark S. Tarchetti informed Newell Rubbermaid Inc. (the “Company”) that he intends to resign from his position as the Company’s Executive Vice President and Chief Development Officer, effective as of the end of 2015.  Mr. Tarchetti is expected to continue his employment in a special projects role for a portion of 2016 to assist with the transition of his responsibilities.
On October 7, 2015, William A. Burke, III entered into a retirement agreement pursuant to which he will resign his position as the Company’s Executive Vice President and Chief Operating Officer, effective as of the end of 2015.
(c) In connection with Mr. Burke’s departure, Joseph A. Arcuri, 51, currently serving as the President of the Company’s Home Solutions business segment, will be appointed Executive Vice President and Chief Commercial Officer, and will serve as the Company’s principal operating officer. Mr. Arcuri’s appointment will be effective January 1, 2016. Mr. Burke is expected to continue his employment in a special projects role for a portion of 2016 to assist with Mr. Arcuri’s transition.
Mr. Arcuri has served as President of the Company’s Home Solutions business segment since joining the Company in December 2014. Prior to joining the Company, from 1990 to 2014 he served in a number of management roles at The Procter & Gamble Company, most recently as Vice President, General Manager - North America Beauty from 2007 to 2014.
A copy of the news release announcing the above personnel changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Effective January 1, 2016, Mr. Arcuri will receive a base salary of $625,000 per year and will continue to participate in the following compensation programs:
(i) the Company’s Management Cash Bonus Plan (the “Bonus Plan”) with a target payout equal to 85% of his base salary, with any payout under the Bonus Plan ranging between 0% and 200% of the target payout, based on the extent to which applicable performance criteria are met;
(ii) the Company’s Long Term Incentive Plan pursuant to which the Company makes awards of a mix of time-based and performance-based restricted stock units (“RSUs”) in February of each year, with a target award value of 225% of his base salary;
(iii) the Company’s 2008 Deferred Compensation Plan; and
(iv) other benefit plans provided to Company employees generally, including the Total Retirement Savings Program, pursuant to which Mr. Arcuri will receive an annual Company contribution to his 401(k) Savings Plan account equal to 4% of his eligible earnings.
He will also receive a one-time bonus of $100,000, which is subject to repayment on a pro-rata basis should he voluntarily terminate employment for any reason prior to September 1, 2016. In addition, until September 2016, the Company will reimburse Mr. Arcuri for reasonable commuting expenses relating to travel between his primary residence and the Company’s corporate headquarters. He will also receive relocation benefits associated with moving his primary residence to Atlanta, Georgia in 2016.
(e) In connection with Mr. Burke's departure, he entered into a Retirement Agreement and General Release (the "Retirement Agreement") with the Company on October 7, 2015. Under the terms of the Retirement Agreement, Mr. Burke will be entitled to, among other things, the following:
(i) base salary continuation for fifty-two (52) weeks after his retirement date (April 30, 2016) pursuant to the Newell Rubbermaid Inc. Severance Plan, or until Mr. Burke finds alternative employment, whichever comes first;

(ii) continued coverage under the Company's health and dental programs until January 30, 2017, at active employee rates; and
(iii) retention of 1,700 time-based RSUs which are scheduled to vest in May 2016, with any other equity awards remaining subject to the retirement provisions set forth in the applicable award agreements, which provide that he will be eligible to receive a prorated portion of any such award on the original vesting date (and subject to the satisfaction of any applicable performance conditions) based on the number of full months served over the three-year vesting period.
In exchange for these benefits, Mr. Burke has agreed to a customary non-compete covenant and a general release of claims.  He also remains subject to existing non-solicitation obligations. In the event Mr. Burke breaches his obligations under the Retirement Agreement, the Company is entitled to stop his salary continuation payments, recover salary continuation and other payments already paid to him and obtain all other relief provided by law or equity.
Item 9.01. Financial Statements and Exhibits.
99.1    Press Release, dated October 9, 2015, issued by Newell Rubbermaid Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL RUBBERMAID INC.
Date: October 9, 2015	By:	/s/ Bradford Turner

Bradford Turner
Senior Vice President General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 9, 2015, issued by Newell Rubbermaid Inc.